EMPLOYMENT AGREEMENT

     THIS AGREEMENT, (the "Agreement") effective as of the 16th day of October, 1997 between IMSCO Technologies, Inc., a Delaware corporation ( the "Company") and ALEXANDER T. HOFFMANN ("Employee").

     WHEREAS, the Company desires for Employee to serve in the capacity as of the Company, and the Employee desires to serve in such capacity.

     WHEREAS, the Board of Directors of the Company (the "Board") desires to employ Employee as Chairman of the Board of Directors and Chief Executive Officer of the Company and the parties desire to provide greater detail to his employment arrangements with the Company which the Board has determined will encourage the attention and dedication to the Company of Employee as a senior member of the Company's management, and is in the best interest of the Company and its shareholders.

     WHEREAS, Employee is willing to serve in the capacity as Chairman of the Board of Directors and Chief Executive Officer of the Company.

     WHEREAS, in order to effect the foregoing, the Company and Employee wish to enter into an employment agreement on the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the premises and the respective covenants and agreements of the parties herein contained, the parties hereto agree as follows:

                                    ARTICLE I

                                 EFFECTIVE TIME

     1.00 Effective Time:Superceding Effect of Agreement. This Agreement shall be effective as of the date hereof. This Agreement shall supercede any prior agreement or understanding, oral or written, between the parties and any such prior agreement or understanding shall be terminated and of no further force or effect and this Agreement shall constitute the entire agreement and understanding between the parties with respect to the subject matter thereof.

                                   ARTICLE II

                                   EMPLOYMENT

     2.00 Employment. The Company hereby employs Employee and Employee hereby agrees to serve the Company on the terms and conditions set forth herein. Employee shall hold the office of Chairman of the Board of Directors and Chief Executive Officer of the Company.

                                   ARTICLE III

                                      TERM

     3.00 Term. The term of employment of Employee by the Company pursuant to this agreement shall commence on the date hereof and end on October 31, 2000, provided, however, that the Board shall have the right to terminate this Agreement after four (4) months from the Funding Date, as defined below, in accordance with the provisions of Section 6.05.

                                   ARTICLE IV

                              DUTIES OF EMPLOYMENT

     4.01 Duties. Subject to the authority and direction of the Board of Directors of the Company, Employee shall perform such duties and functions as the Board shall from time to time determine and as customarily assigned to the Chief Executive Officer of a corporation. Employee shall be elected or appointed as a Director of the Company during the term of this Agreement. Employee shall devote his full time and effort to the business and affairs of the Company. Employee further agrees to serve, if elected or appointed thereto, as a director of the Company's subsidiaries and affiliated entities (if any) and in one or more executive offices of any of the Company's subsidiaries (if any), provided that Employee is indemnified for serving in any and all such capacities on a basis no less favorable than is currently provided by the Company's Certificate of Incorporation or By-laws.

     4.02 Near -Term Performance Goals. Within 120 days after the Company receives capital financing of at least $500,000 (the "Capital Funding"), the Employee shall have the following specific performance goals (the "Performance Goals"):

     (A) The commercial decaffeinator basket and separator prototypes shall have been prepared, successfully tested and ready for manufacturing (i.e., it decaffeinates brewed coffee, has adequate taste, and is ready for commercial manufacture), and

     (B) Twelve (12) stand-alone decaffeinator prototypes (multi-cup, 3 cup minimum capacity) have been prepared, successfully tested and ready for public demonstration (i.e., it decaffeinates brewed coffee, has adequate taste, and is ready for introduction to major consumer automatic drip coffeemakers for their review and tasting).

                                    ARTICLE V

                        COMPENSATION AND RELATED MATTERS

     5.01 Salary. As compensation for the employment services to be rendered by Employee hereunder, the Company shall pay to Employee a salary at a rate of $150,000 per annum, payable in monthly installments, subject to increase by the Board of Directors. If the salary is so increased, it shall not thereafter during the term of this Agreement be decreased. Compensation of Employee by salary payments shall not be deemed exclusive and shall not prevent Employee from participating in any other compensation or benefit plan of the Company. The salary payments (including any increased salary payments) hereunder shall not in any way limit or reduce any other obligation of the Company hereunder, and no other compensation, benefit or payment hereunder shall in any way limit or reduce the obligation of the Company to pay Employee's salary hereunder. 5.02 Expenses. During the term of Employee's employment hereunder, Employee shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by Employee in performing the services hereunder, including, but not limited to, automobile expense reimbursement as well as all expenses for travel and living expenses while away from home on business or at the request of and in the service of the Company, its subsidiaries or affiliated companies, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company. Notwithstanding, Employee shall not incur an expense for in excess of $2,000 without the prior written consent of the Company. The Company shall provide Employee with a 1997 model year automobile, at a price deemed appropriate by the Board of Directors, for Employee's personal and business use during the term of this Agreement. Additionally, at all times during the term of this Agreement or any extensions or renewals thereof, the Company agrees to provide at its sole cost and expense health (including medical and hospitalization) insurance coverage or a health maintenance organization program for Employee and Employee's dependents of a type at least as comprehensive as such coverage provided to senior executive officers of the Company.

     5.03 Other Benefits.

     (a) Continued Participation. Employee shall be entitled to continue to participate in all of the Company's employee benefit plans, if any, in effect on the date hereof and any other plans made available by the Company in the future to its executives and key management employees.

     (b) Changes to Plans. The Company shall not make any changes in such plans which would adversely affect Employee's rights or benefits thereunder, unless such change occurs pursuant to a program applicable to all executives of the Company and does not result in a proportionately greater reduction in the rights of or benefits to Employee as compared with any other executive of the Company.

     (c) Pro-Ration. Nothing paid to Employee under any plan presently in effect or made available in the future shall be deemed to be in lieu of the salary payable to Employee pursuant to paragraph 5.01 of this Article. Any payments or benefits payable to Employee hereunder in respect of any calendar year during which Employee is employed by the Company for less than the entire such year shall, unless otherwise provided in the applicable plan or arrangement, be prorated in accordance with the number of days in such calendar year during which he is so employed.

     5.04 Stock Grant Upon Execution. Upon Employee's execution of this Agreement, the Company shall grant to Employee 80,000 shares of its common stock, $.01 par value per share, as bonus compensation for entering into this Agreement.

     5.05 Warrants to Purchase Common Stock. The Company shall convey to Employee Warrants to Purchase 250,000 shares of its common stock, $.001 par value, exercisable for a price of $2.00 per share over a period of five years from their date of vesting (the "Warrants").

The Warrants shall vest to the Employee as follows: 20,833 Warrants after each calendar quarter for a period ending three-years from the date hereof. The Warrant shall be substantially in the form of Exhibit A hereto.

                                   ARTICLE VI

                                   TERMINATION

     6.01 Termination. Employee's employment hereunder may be terminated without cause and without any breach of this Agreement upon written notice from the Company to Employee only as set forth in this Article.

     6.02 Death. Employee's employment hereunder shall terminate upon his death.

     6.03 Disability. If, as a result of Employee's incapacity due to physical or mental illness, Employee shall have been absent from his duties on a full-time basis for the entire period of five consecutive months or for a total of six months (whether or not consecutive), in any twelve (12) month period during the term of this Agreement, and within thirty (30) days after written notice of termination is given (which may occur before or after the end of such six month period) Employee shall not have returned to the performance of his duties hereunder on a full-time basis, the Company may terminate Employee's employment hereunder.

     6.04 Cause.

     (i) The Company may terminate Employee's employment hereunder at any time for cause, which shall be deemed to include but not be limited to the following:

     (a) Employee's engaging in fraud, misappropriation of funds, embezzlement or like conduct committed against the Company.

     (b) Employee's conviction of a felony.

     (c) Employee's material violation of a generally recognized policy of the Company.

     (d) Employee's material violation of any provision of this Agreement.

     (ii) The Company may terminate the employment of Employee hereunder for cause 120 days after the Capital Funding has occurred if the Employee has not substantially met the Performance Goals set forth in Section 4.02.

     In the event of a termination pursuant to either Section 6.02, 6.03 or 6.04 above, Employee shall thereafter be entitled to no further compensation, including without limitation, no further salary, benefits or Warrants which have not yet vested.

     6.05 Termination by Employee.

     (a) Reasons for Termination. Employee may terminate his employment hereunder (i) at any time during the life of this Agreement after the occurrence of any of the events which constitute "Good Reason" (as defined below) or (ii) if his health should become impaired to an extent that makes his continued performance of his duties hereunder hazardous to his physical or mental health or his life, provided that Employee shall furnish the Company with a written statement from a qualified doctor to such effect and provided further, that at the Company's request, Employee shall submit to an examination by a doctor selected by the Company's Board, and such doctor shall have concurred in the conclusion of Employee's doctor.

     (b) Good Reason. For purposes of this Agreement, "Good Reason" shall mean a failure by the Company to comply with any material provision of this Agreement which has not been cured within sixty (60) days after notice of such noncompliance has been given by Employee to the Company.

     6.06 Notice of Termination. Any termination of Employee's employment by the Company or by Employee (other than termination pursuant to paragraph 6.02 above) shall be communicated by thirty (30) days written notice of termination to the other party hereto. For purposes of this Agreement, "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for the termination of Employee's employment under the provision so indicated.

     6.07 Date of Termination. "Date of Termination" shall mean (i) if Employee's employment is terminated by his death, the date of his death, (ii) if Employee's employment is terminated pursuant to paragraph 6.03 above, thirty
(30) days after Notice of Termination is given (provided that Employee shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period), (iii) if Employee's employment is terminated for any other reason the date on which a Notice of Termination.

     6.08 Compensation Upon Termination by Employee for "Good Cause" or Termination Without Cause. In the event that Employee elects to terminate this Agreement for Good Cause as defined above or is terminated without cause at the election of the Company , then by way of a final severance payment under this Agreement, Employee shall receive a sum equal to his annual base salary then in effect and any unvested Warrants shall immediately vest and become exercisable. Upon such payment by the Company to Employee, the Company shall have no further liabilities or obligations to the Employee in any manner.

                                   ARTICLE VII

                          SUCCESSORS, BINDING AGREEMENT

     7.01 Successors. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance reasonably satisfactory to Employee, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Employee to exercise in his discretion any and all rights arising from such a breach as provided in this Agreement. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Article or which otherwise becomes bound by all terms and provisions of this Agreement by operation of law.

     7.02 Binding Agreement. This Agreement and all rights of Employee hereunder shall inure to the benefit of and be enforceable by Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Employee should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Employee's devisee, legatee, designee or, if there is no such designee, to Employee's estate.

                                  ARTICLE VIII

                   REPRESENTATIONS AND AGREEMENTS OF EMPLOYEE

     8.01 Ability to Perform. Employee represents and warrants that he is free to enter into this Agreement and to perform the duties required hereunder, and that there are no employment contracts or understandings, restrictive covenants or other restrictions, whether written or oral, preventing the performance of his duties hereunder.

                                   ARTICLE IX

                               EMPLOYEE COVENANTS

     9.01 Non-Competition. Employee agrees that for a period of eighteen months (the "Non-Competitive Period"), from his voluntary resignation from employment with the Company or termination for Cause before the end of this Agreement (but not for termination by Employee for Good Reason), Employee shall not, directly or indirectly, as owner, partner, joint venturer, stockholder, employee, broker, agent, principal, trustee, corporate officer, director, licensor or in any capacity whatsoever engage in, become financially interested in, be employed by, render any consultation or business advice with respect to, or have any connection with, any business engaged in electrostatic separation technology or related products or any other material business being conducted by the Company, in any geographic area where, at the time of the termination of his employment hereunder, the business of the Company was being conducted in any material respect; provided, however, that Employee may own any securities of any corporation which is engaged in such business and is (i) publicly owned and traded but in an amount not to exceed at any one time five percent (5%) of any class of stock or securities of such corporation or (ii) a non-public start-up company.

     9.02 No Hiring. During the Non-Competitive Period, Employee will not knowingly (i) hire or attempt to hire any employee of the Company or subsidiaries (if any); (ii) assist in such hiring by any other person; or (iii) encourage any such employee to terminate his employment with the Company.

     9.03  Severability.  If any portion of the  restrictions  set forth in this section 9 should, for any reason whatsoever, be declared invalid by a court of competent jurisdiction, the validity of enforceability of the remainder or such restrictions shall not thereby be adversely affected.

     9.04 Reasonableness. Employee agrees that the territorial and time limitations set forth in this section 9 are reasonable and properly required for the adequate protection of the business of the Company. In the event any such territorial or time limitation is deemed to be unreasonable by a court of competent jurisdiction, Employee agrees to the reduction of the territorial or time limitation to the area or period which such court shall have deemed reasonable.

                                    ARTICLE X

                   NON-DISCLOSURE OF CONFIDENTIAL INFORMATION

     10.01 Non-Disclosure.

     (a) Information.

     Employee will not at any time, whether during or after the termination of my employment, reveal to any person or entity any of the know-how, trade secrets or confidential information concerning the research, development, technology, business or finances of the Company or of any third party which the Company is under an obligation to keep confidential (including but not limited to trade secrets or confidential information respecting research, inventions, products, designs, methods, know-how, techniques, systems, processes, software programs, works of authorship, customer lists, projects, loans and proposals), except as may be required in the ordinary course of performing his duties as an employee of the Company, and he shall keep secret all matters entrusted to me and shall not use or attempt to use any such information in any manner which may injure or cause loss or may be calculated to injure or cause loss whether directly or indirectly to the Company.

     Further, Employee agree that during his employment he shall not make, use or permit to be used any notes, memoranda, reports, lists, records, drawings, sketches, specifications, software programs, data, documentation or other materials of any nature relating to any matter within the scope of the business of the Company or concerning any of its dealings or affairs otherwise than for the benefit of the Company. He further agree that he shall not, after the termination of his employment, use or permit to be used any such notes, memoranda, reports, lists, records, drawings, sketches, specification, software programs, data, documentation or other materials, it being agreed that all of the foregoing shall be and remain the sole and exclusive property of the Company and that immediately upon the termination of his employment, he shall deliver all of the foregoing, and all copies thereof, to the Company, at its main office.

     (b) Work Product.

     If at any time or times during his employment, Employee shall (either alone or with others) make, conceive, discover or reduce to practice any invention, modification, discovery, design, development, improvement, precess, software program, work of authorship, documentation, formula, data, technique, know-how, secret or intellectual property right whatsoever or any interest therein (whether or not patentable or registrable under copyright or similar statues or subject to analogous protection) (herein called "Developments") that (a) relates to the business of the Company or any customer of or supplier to the Company or any of the products or services being developed, manufactured or sold by the company or which may be used in relation therewith, (b) results from tasks assigned me by the Company, or (c) results from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company, such Developments and benefits thereof shall immediately become the sole and absolute property of the Company and its assigns and Employee shall promptly disclose to the Company's Board of Directors (or any persons designated by them) each such Development and Employee hereby assign any rights he may have or acquire in the Developments and benefits and/or rights resulting therefrom to the Company and its assignees without further compensation and shall communicate, without cost or delay, and without publishing the same, all available information relating thereto (with all necessary plans and models) to the Company.

     Upon disclosure of each Development to the Company, Employee will, during his employment and at any time thereafter, at the request and cost of the Company, sign, execute, make and do all such deeds, documents, acts and things as the Company and its duly authorized agents may reasonably require:

          (a) to apply for, obtain and vest in the name of the Company alone (unless the Company otherwise directs) letters patent, copyrights or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same; and

          (b) to defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such letters patent, copyright or other analogous protection.

     In the event the  Company is unable,  after  reasonable  effort,  to secure
Employee's signature on any letters patent, copyright or other analogous protection relating to a Development, whether because of his physical or mental incapacity or for any other reason whatsoever, Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as my agent and attorney-in-effect, to act for and in my behalf and stead to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, copyright or other analogous protection thereon with the same legal force and effect as if executed by Employee.

     10.02 Return of Documents. Upon termination of Employee's employment with the Company, all documents, records, reports, writings and other similar documents containing confidential information, including copies thereof, then in Employee's possession or control shall be returned and left with the Company.

                                   ARTICLE XI

                                EQUITABLE RELIEF

     11.01 Right to Injunction. Employee recognizes that the services to be rendered by him hereunder are of a special unique, unusual, extraordinary and intellectual character involving skill of the highest order and giving them peculiar value, the loss of which cannot be adequately compensated for in damages. In the event of a breach of this Agreement by Employee, the Company shall be entitled to injunctive relief or any other legal or equitable remedies. Employee agrees that the Company may recover by appropriate action the amount of the actual damages caused the Company by any failure, refusal or neglect of Employee to perform his agreements, representations and warranties herein contained. The remedies provided in this Agreement shall be deemed cumulative and the exercise of one shall not preclude the exercise of any other remedy, at law or in equity, for the same event or any other event.

                                   ARTICLE XII

                                  MISCELLANEOUS

     12.01 Arbitration. Should any dispute arise between the parties concerning the performance of this Agreement, the parties agree to mediation and, if not resolved through such mediation within thirty days, final and binding arbitration in New York, New York in accordance with the rules of the American Arbitration Association subject to Article XI in the case of alleged breach of Articles IX or X.

     The decision rendered in any arbitration proceedings shall be in writing and shall set forth the basis therefor. The parties shall abide by the award rendered in the arbitration proceedings, and such award may be entered as a final, nonappealable judgment, and may be enforced and executed upon, in any court having jurisdiction over the party against whom enforcement of such award is sought. Each of the parties agrees (in connection with any action brought to enforce the arbitration provisions of this paragraph) not to assert in any such action, any claim that it is not subject to the personal jurisdiction of such court, that the action is brought in an inconvenient forum, that the venue of the action is improper, or that such mediation or arbitration may not be enforced by such courts. Each party agrees that service of process may be made upon it by any method authorized by the laws of the State of New York.

     12.02 Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in the Agreement shall be in writing, shall be deemed to have been duly given when delivered or unless otherwise specified mailed by U.S. registered mail, return receipt requested, postage prepaid, addressed as follows:

                                      If to Employee:
                                      Alexander T. Hoffmann


                                      If to the Company:
                                      IMSCO Technologies, Inc.
                                         40 Bayfield Drive
                                         North Andover, Mass 01845
                                         Attention: Chairman of the Board
                                                   and

                                      Campbell & Fleming, P.C.
                                         250 Park Avenue
                                         New York, NY 10177
                                         Attn: David E. Fleming, Esq.

or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

     12.03 Amendment or Alteration. No amendment or alteration of the terms of this Agreement shall be valid unless made in writing and signed by both of the parties hereto.

     12.04 Governing Law. This Agreement shall be governed by the laws of the State of New York.

     12.05 Severability. The holding of any provision of this Agreement to be invalid or unenforceable by a court of competent jurisdiction shall not affect any other provision of this Agreement, which shall remain in full force and effect.

     12.06 Waiver or Breach. No waiver of or failure to enforce any provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision of this Agreement, nor shall such waiver or failure to enforce constitute a continuing waiver.

     12.07 Assignment. This Agreement may not be transferred or assigned by either party without the prior written consent of the other party.

     12.08 Further Assurances. The parties agree to execute and deliver all such further documents, agreements and instruments and take such other and further action as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

     12.09 Entire Agreement. This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof and supercedes any and all prior understandings and agreements, oral and written, relating hereto.

     12.10 Headings. The section headings appearing in this Agreement are for purposes of each reference and shall not be considered a part of this Agreement or in any way modify, amend or affect its provisions.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                      EMPLOYER:

                                      IMSCO TECHNOLOGIES, INC.

                                      By:____________________________________
                                      Title:____________________


                                      EMPLOYEE:



                                           Alexander T. Hoffmann